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Exhibit 99.5

INSTRUCTIONS TO
BOOK-ENTRY TRANSFER PARTICIPANT FROM OWNER
OF
GenCorp Inc.
9 1/2% Senior Subordinated Notes Due 2013

To participant of the book-entry transfer facility:

        The undersigned hereby acknowledges receipt of the prospectus dated            , 2003 of GenCorp Inc. ("GenCorp") and a related letter of transmittal (which together constitute the "exchange offer").

        This will instruct you, the book-entry transfer facility participant, as to the action to be taken by you relating to the exchange offer with respect to the outstanding notes held by you for the account of the undersigned.

        The aggregate face amount of the outstanding notes held by you for the account of the undersigned is (fill in amount):

        US$                  of the 9 1/2% Senior Subordinated Notes due 2013.

        With respect to the exchange offer, the undersigned hereby instructs you (check appropriate statement):

        A. TO TENDER the following outstanding notes held by you for the account of the undersigned (insert principal amount of outstanding notes to be tendered):

    US$                        (1) of the 9 1/2% Senior Subordinated Notes due 2013, and not to tender other outstanding notes, if any, held by you for the account of the undersigned;

  OR

        B. NOT TO TENDER any outstanding notes held by you for the account of the undersigned.

If the undersigned instructs you to tender the outstanding notes held by you for the account of the undersigned, it is understood that you are authorized to make, on behalf of the undersigned (and the undersigned, by its signature below, hereby makes to you), the representations and warranties contained in the letter of transmittal that are to be made with respect to the undersigned as a beneficial owner, including but not limited to the representations, that (i) any exchange notes received by it will be acquired in the ordinary course of its business, (ii) the undersigned has and, at the time of the consummation of the exchange offer, will have no arrangement or understanding with any person to participate in the distribution of the exchange notes in violation of the provisions of the Securities Act of 1933, as amended (the "Securities Act"), of the exchange notes, (iii) the undersigned is not an affiliate of GenCorp or the Subsidiary Guarantors (as defined in the Registration Rights Agreement dated as of August 11, 2003 by and among GenCorp, the Subsidiary Guarantors named therein and the Initial Purchasers named therein) within the meaning of the Securities Act and is not acting on behalf of any persons who could not truthfully make the foregoing representations, and (iv) if the undersigned is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of exchange notes. If the undersigned is a broker-dealer, the undersigned represents that it will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of exchange notes; however, by so representing and by delivering a prospectus, the undersigned will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        (1)    Must be a minimum aggregate principal amount of at least US$1,000 or an integral multiple of US$1,000 thereof.

SIGN HERE

Name of beneficial owner(s):
Signature(s):
Name(s) (please print):
Address: (zip code)
Telephone Number: (area code)
Taxpayer identification or Social Security Number:

Date:

2

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  Exhibit 99.5